                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Medical Assurance, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            MEDICAL ASSURANCE, INC.
                              100 BROOKWOOD PLACE
                           BIRMINGHAM, ALABAMA 35209
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998
                             ---------------------

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Medical Assurance, Inc. (the "Company") will be held at 10:00 a.m., local time, on Tuesday May 5, 1998, at the Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203, for the following purposes:

          1. To elect three (3) directors of the Company to serve for a three
     (3) year term or in each case until his successor is duly elected and qualified; and

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has set March 13, 1998, as the record date for the Annual Meeting. Only holders of record of shares of the Company's common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     Details concerning those matters to come before the Annual Meeting are provided in the accompanying Proxy Statement. Whether you plan to attend the Annual Meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

     A copy of the Company's Annual Report to the Stockholders for the year ended December 31, 1997, is enclosed. We hope you will find it informative.

                                           By order of the Board of Directors,

                                           Robert D. Francis
                                           Secretary
March 31, 1998

                            MEDICAL ASSURANCE, INC.
                              100 BROOKWOOD PLACE
                           BIRMINGHAM, ALABAMA 35209
                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998
                             ---------------------

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medical Assurance, Inc. (sometimes referred to as the "Company") to be voted at the Annual Meeting of the Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Tuesday, May 5, 1998, at the Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203, or at any adjournment or postponement thereof. The Proxy Statement and proxy card are first being mailed to the stockholders of the Company on or about March 31, 1998.

     At the Annual Meeting, the stockholders will be asked to elect three (3) members to the Board of Directors of the Company. The Company will bear the cost of solicitation of proxies. The Company has requested brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses incurred in so doing. If deemed necessary, the Company may also use its officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

     The Board of Directors has set March 13, 1998, as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date there were 21,492,413 outstanding shares of common stock of the Company, par value $1.00 per share (the "Common Stock") with each stockholder entitled to one vote in person or by proxy for each share of Common Stock on all matters properly to come before the Annual Meeting.

VOTE REQUIRED

     At the Annual Meeting, the stockholders will be asked to elect three (3) directors to serve until the 2001 Annual Meeting. The Company's By-Laws provide that a majority of the stockholders entitled to vote and present either in person or by proxy at a meeting of the stockholders constitutes a quorum. Directors are elected by a plurality of the votes cast by the stockholders present in person or by proxy at a meeting at which a quorum is present.

     A stockholder may withhold authority on the vote for the election of directors. In such event, the shares held by the stockholder will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

     Please sign, date and return the enclosed proxy card ("Proxy") in the enclosed envelope so that the Common Stock you own will be voted in accordance with your wishes. If you desire to revoke your Proxy, you may do so either by attending the Annual Meeting in person or by delivering written notice of revocation so that it is received by the Secretary of the Company on or before May 4, 1998. The mailing address for the Company is P. O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors is comprised of at least four and not more than twenty-four members, as determined by the Board of Directors. The Board of Directors currently is comprised of eight directors. The Certificate of Incorporation requires that the directors be divided into three classes as nearly equal as possible and that the classes of directors serve staggered terms of three years. Vacancies that occur on the Company's Board of Directors between annual meetings, whether as a result of a director's death or resignation or an increase in the total members of the Board of Directors by the Board of Directors in accordance with the Bylaws, may be filled by the remaining directors.

     In December 1996, Richard V. Bradley, M.D. was appointed to the Board of Directors pursuant to the terms of a Nomination Agreement between the Company and MOMED Holding Co., a Missouri insurance holding company ("MOMED"). The Nomination Agreement, which was executed in connection with the Company's merger with MOMED on December 20, 1996, required the Company to appoint Dr. Bradley as a director to serve until the Company's 1997 Annual Meeting and thereafter to cause a person designated by MOMED's Board of Directors to be nominated to serve as a director of the Company during the five years following completion of the merger with MOMED. As Dr. Bradley was elected for a two year term at the 1997 Annual Meeting, MOMED is not entitled to nominate any person for election as a director at the 1998 Annual Meeting.

     During 1997, the Board of Directors met two times and acted one time by consent. All directors were present at the meetings.

NOMINATION FOR ELECTION

     The Board of Directors, upon the recommendation of the Nominating Committee, has nominated A. Derrill Crowe, M.D., Norton E. Cowart, M.D. and Robert E. Flowers, M.D. for election as directors at the Annual Meeting to fill the vacancies arising on the expiration of their respective terms in 1998. Such nominees will, if elected, serve until the 2001 Annual Meeting or until their successors are elected and qualified. The persons named in the enclosed Proxy have advised that, unless a contrary direction is indicated on the enclosed Proxy, they intend to vote the shares appointing them as proxies in favor of the nominees named herein. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate this will occur, the Proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. Biographical information regarding each of the nominees for election to the Board of Directors is set forth below and the stock ownership with respect to each nominee for election as a director is set forth in the table under "Principal Stockholders."

     NORTON E. COWART, M.D. (Age 78) was elected as a director for a one year term at the 1997 Annual Meeting. Dr. Cowart was first appointed as a director when the Board of Directors increased the size of the Board by two directors in June 1996. Dr. Cowart served as a director of Mutual Assurance from 1977 to 1996, and served as its Chairman of the Board from 1987 to 1996. Dr. Cowart retired from the practice of internal medicine in Huntsville, Alabama in 1992.

     A. DERRILL CROWE, M.D. (Age 61) has served as Chairman of the Board and President of the Company since its formation on February 8, 1995. Dr. Crowe has been President, Chief Executive Officer and a director of Mutual Assurance since its organization in 1976. Dr. Crowe serves as a director of each of the Company's insurance subsidiaries and participates on their respective claims and underwriting committees. Dr. Crowe currently serves on the Board of Directors of Citation Corporation.

     ROBERT E. FLOWERS, M.D. (Age 48) has served as a director of the Company since its formation on February 8, 1995 and as a director of Mutual Assurance, Inc. since 1985. He currently practices medicine in Dothan, Alabama, specializing in gynecology.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE DIRECTORS RECOMMENDED BY THE NOMINATING COMMITTEE AND NOMINATED BY THE BOARD OF DIRECTORS.

OTHER DIRECTORS

     The following persons will continue to serve on the Board of Directors under terms that are due to expire at the annual meetings in 1999 and 2000. The stock ownership of each director is set forth in the table under "Principal Stockholders."

YEAR 2000 DIRECTORS

     PAUL R. BUTRUS (Age 57) has served as a director and Executive Vice President of the Company since its incorporation on February 8, 1995. Mr. Butrus has been employed by Mutual Assurance and its subsidiaries since 1977, most recently as Executive Vice President and Chief Operating Officer of Mutual Assurance since 1993, and has served as a director of Mutual Assurance since February 1992. Mr. Butrus serves as a director of each of the Company's insurance subsidiaries and participates on their respective claims and underwriting committees. Mr. Butrus is a director of Prime Medical Services, Inc. and his term is due to expire in May 1998.

     PAUL D. EVEREST, M.D. (Age 77) has served as a director of the Company since its incorporation on February 8, 1995 and as a director of Mutual Assurance since 1982. Dr. Everest practices medicine in Montgomery, Alabama, specializing in orthopedic surgery.

YEAR 1999 DIRECTORS

     RICHARD V. BRADLEY, M.D. (Age 71) has served on the Board of Directors of the Company since December of 1996. In 1986, Dr. Bradley retired from medical practice to serve as President and Chief Executive Officer of MOMED Holding Co. and its insurance subsidiary, Missouri Medical Insurance Company. Dr. Bradley has continued to serve in such capacities since the acquisition of MOMED Holding Co. by the Company.

     JOHN P. NORTH, JR. (Age 62) was elected as a director for a two year term at the 1997 Annual Meeting. Mr. North was appointed as a director when the Board of Directors increased the size of the Board by two directors in June 1996. Mr. North is a certified public accountant who was a partner of the accounting firm of Coopers & Lybrand LLP until his retirement in September 1995.

     LEON C. HAMRICK, M.D. (Age 72), has served as a director of the Company since its incorporation on February 8, 1995 and as a director of Mutual Assurance since 1978. Dr. Hamrick is a general surgeon and the President and Medical Director of Tenet Lloyd Noland Hospital, formerly know as The Lloyd Noland Foundation Hospital and Ambulatory Centers.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Bylaws provide for four (4) Standing Committees of the Board of Directors: the Executive Committee, the Audit Committee, the Nominating Committee and the Compensation Committee. The Executive Committee of the Board of Directors has the authority during the intervals between the meetings of the Board of Directors, to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company and may authorize the Company's seal to be affixed to all papers which may require it; except that the Executive Committee has no power to amend or repeal any resolution of the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee, or any resolution of the Board of Directors concerning the establishment or membership of the Executive Committee, and the Executive Committee may not authorize matters required by law to be passed upon by the full Board of Directors. The Executive Committee is currently composed of Drs. Crowe, Everest, Flowers and Hamrick and Mr. Butrus. The Executive Committee did not meet in 1997.

     The Audit Committee recommends to the Board of Directors the appointment of the independent accountants to audit the consolidated financial statements of the Company and its subsidiaries; discusses with the independent auditors the plan and scope of the audit; reviews recommendations by the independent auditors to management with respect to accounting methods and systems of internal control; reviews the independence of accountants as affected by non-audit services; and reviews the scope and adequacy of internal controls and the results of audit procedures with the Company's financial personnel. The Audit Committee is currently comprised of Drs. Flowers, Bradley, and Hamrick and Mr. North. The Audit Committee met two times in 1997. See "INDEPENDENT PUBLIC ACCOUNTANTS."

     The Nominating Committee is established to meet at least one time between each of the annual meetings of the stockholders in order to nominate and recommend persons for election as directors at the Company's annual meetings. The Nominating Committee is currently comprised of Drs. Everest and Hamrick and Mr. Butrus. The Nominating Committee met one (1) time in 1997 to recommend nominees for election as directors at the 1998 Annual Meeting.

     The Compensation Committee recommends to the Board of Directors compensation arrangements for senior management personnel and directors including salaries, other remuneration plans and deferred benefit plans. The Compensation Committee is currently comprised of Drs. Everest, Flowers and Hamrick, all of whom are independent directors. The Compensation Committee met one (1) time in 1997. See "BOARD COMPENSATION COMMITTEE REPORT."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of the Common Stock ("Section 16 Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Section 16 Insiders are required by the SEC regulations to furnish the Company with copies of all SEC forms required under Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a) Forms"). Based solely on a review of the Section 16(a) Forms as furnished to the Company, all Section 16 Insiders filed their Section 16(a) Forms in a timely manner during 1997 except for the following individuals who failed to timely file their Reports on Form 5 with respect to stock awards and stock options granted under certain of the Company's compensation plans. Dr. Everest was late in reporting shares issued to him under the Company's Director Compensation Plan. Messrs. Morello, Francis, and Ennis were late in reporting stock awards and stock options granted to them under the Company's Executive Compensation Plan. The Board authorized the awards and stock options at its meeting in December 1997, but the number of shares subject to their stock options and awards was not finally determined until after February 15, 1998.

PRINCIPAL STOCKHOLDERS

     As of March 13, 1998 there were 21,492,413 outstanding shares of Common Stock. The following table sets forth as of said date information regarding the ownership of Common Stock (i) by each person known by management of the Company who beneficially owns more than 5% of the outstanding Common Stock ("Principal Stockholders"), (ii) by the executive officers named in the "Summary Compensation Table" under REMUNERATION OF MANAGEMENT ("Named Executive Officers"), (iii) by each of the Company's directors, and (iv) by all directors and officers of the Company as a group.

                                                              AMOUNT & NATURE
                                                               OF BENEFICIAL    PERCENT
                                                               OWNERSHIP(1)     OF CLASS
                                                              ---------------   --------
PRINCIPAL STOCKHOLDERS(2)
Robert Fleming, Inc.(3).....................................     1,600,782         7.8%
  320 Park Avenue, 11th Floor
  New York, New York 10022
NAMED EXECUTIVE OFFICERS(2)
James J. Morello(4).........................................        14,908           *
Robert D. Francis(4)(5).....................................         9,095           *
Martin Ennis(4).............................................        17,264           *
DIRECTORS
Richard V. Bradley, M.D. ...................................        71,015           *
Paul R. Butrus(4)(6)........................................       290,136         1.3%
A. Derrill Crowe, M.D.(4)(7)................................     2,121,161         9.9%
Norton E. Cowart, M.D.(8)...................................         9,228           *
Paul D. Everest, M.D. ......................................        10,233           *
Robert E. Flowers(9)........................................        26,724           *
Leon C. Hamrick, M.D. ......................................         4,897           *
John P. North, Jr.(10)......................................         1,404           *
All Directors and Officers as a Group
  (5 Officers)(4)...........................................     2,576,125        12.0%

---------------

 *  Less than 1%.
(1) Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. Unless otherwise indicated, the information also includes the estimated number of shares issued to each person as a stock dividend on February 6, 1998.
(2) A. Derrill Crowe, M.D., the President and Chief Executive Officer, is a beneficial owner of over five percent (5%) of the common stock, a Named Executive Officer, and a director of the Company. Paul R. Butrus, the Executive Vice President and Chief Operating Officer, is a Named Executive Officer and a director of the Company. The share ownership of each of Dr. Crowe and Mr. Butrus is reflected in their capacities as directors in the above table.
(3) Such information included in table was derived solely from the Schedule 13G of Robert Fleming, Inc., for the fiscal year ended December 31, 1997.
(4) Includes the following shares owned of record by the Company's Pension Plan:
    4,118 shares for the account of Mr. Morello, 1,917 shares for the account of Mr. Francis, 6,865 shares for the account of Mr. Ennis, 7,762 shares for the account of Mr. Butrus, and 10,166 shares for the account of Dr. Crowe. Also includes stock awards to be issued pursuant to the Company's Executive Incentive Compensation Plan: 726 shares to Mr. Morello; 774 shares to Mr. Francis; 774 shares to Mr. Ennis; 1,633 shares to Mr. Butrus; and 1,825 shares to Dr. Crowe. See "REMUNERATION OF MANAGEMENT -- Notes 3 and 4 to the Summary Compensation Table."
(5) Includes 1,426 shares owned of record by Mr. Francis' spouse and 1,316 shares owned of record by the Company's Pension Plan for the benefit of his spouse. See Note 4 above.
(6) The shares owned by Mr. Butrus also include 101,133 shares held by irrevocable trusts for the benefit of the adult children of Dr. Crowe. Mr. Butrus serves as a co-trustee of each of these trusts. Mr. Butrus and Dr. Crowe disclaim beneficial ownership of the shares held by these trusts.
(7) 1,006,746 of the shares beneficially owned by Dr. Crowe are owned of record by Crowe Family Partners, Ltd., a Colorado limited partnership of which Dr. Crowe is the sole general partner and 1,113 shares owned of record by Dr. Crowe's spouse.

 (8) Includes 6,501 shares owned of record by Dr. Cowart's spouse.
 (9) Includes 1,018 shares held by Gynecology Associates of Dothan, P.C., a professional corporation wholly-owned by Dr. Flowers.
(10) Includes 91 shares of common stock due to be issued to Mr. North for his services as a director in 1997 under the Directors' Deferred Compensation Plan.

REMUNERATION OF MANAGEMENT

     The following table sets forth a summary of the compensation paid or accrued during each of the last three fiscal years with respect to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated persons considered to be executive officers or their equivalent.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                   ----------------------------------------
                                                                     AWARDS
                                     ANNUAL COMPENSATION           -----------
                              ----------------------------------   RESTRICTED                     PAYOUT
      NAME AND                                     OTHER ANNUAL       STOCK                     -----------      ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY    BONUS(4)   COMPENSATION     AWARDS(2)    OPTIONS/SARS   LTIP PAYOUT   COMPENSATION(3)
 ------------------    ----   -------   --------   -------------   -----------   ------------   -----------   ---------------
                                ($)       ($)           ($)            ($)           (#)            ($)             ($)
A. Derrill Crowe(1)..  1997   284,039    85,000         -0-             -0-         98,175          -0-           20,272
  President of the     1996   250,500       -0-         -0-             -0-            -0-          -0-           18,929
  Company              1995   220,444       -0-         -0-             -0-            -0-          -0-           19,026
Paul R. Butrus.......  1997   257,000    76,500         -0-             -0-         98,367          -0-           20,272
  Executive Vice       1996   220,844       -0-         -0-             -0-            -0-          -0-           18,929
  President of the     1995   187,575       -0-         -0-             -0-            -0-          -0-           19,026
  Company
Robert D. Francis....  1997   155,644    36,250         -0-           4,329          2,832          -0-           20,192
  Secretary of the     1996   125,931       -0-         -0-           3,769            -0-          -0-           15,710
  Company              1995   106,689       -0-         -0-           3,143            -0-          -0-           10,633
James J. Morello.....  1997   171,427    34,000         -0-           5,181          2,656          -0-           20,272
  Treasurer of the     1996   150,065       -0-         -0-           4,725            -0-          -0-           18,929
  Company              1995   136,995       -0-         -0-           4,375            -0-          -0-           17,579
Martin D. Ennis......  1997   146,429    36,250         -0-           4,329          2,832          -0-           20,192
  Senior Vice          1996   126,514       -0-         -0-           3,850            -0-          -0-           15,977
  President of         1995   111,712       -0-         -0-           3,538            -0-          -0-           13,944
  Mutual Assurance

---------------

(1) Effective January 1, 1997, Dr. Crowe's employment agreement with Mutual Assurance was renewed for a term of three years. The Company assumed the obligations of Mutual Assurance under Dr. Crowe's employment agreement in accordance with its agreement to provide personnel to perform certain services for Mutual Assurance. The employment agreement provides for an annual salary to be established by the Board of Directors each year. The Company may terminate the employment agreement only for "good cause," which is defined in the employment agreement as (i) the failure or refusal of Dr. Crowe faithfully or diligently to perform the usual and customary duties of his employment and the continuance of such failure or refusal after receipt by Dr. Crowe of written notice from the Board of Directors directing Dr. Crowe to remedy such failure or refusal, (ii) any breach by Dr. Crowe of the covenants not to compete contained in the employment agreement, (iii) embezzlement, theft, misappropriations or conversion of the Company's assets, or (iv) indictment and arraignment on a state or federal felony charge. If the Company terminates Dr. Crowe's employment agreement other than for "good cause," the Company is obligated to pay to Dr. Crowe, for the remainder of the term of his employment agreement, monthly payments each equal to one-twelfth of Dr. Crowe's salary for the year prior to such termination. If the Board of Directors selects someone other than Dr. Crowe as President of the Company or substantially changes Dr. Crowe's duties without his consent or agreement, except for "good cause," Dr. Crowe's employment agreement shall be deemed to have been terminated and the Company is obligated to pay to Dr. Crowe eight monthly payments each equal to one-twelfth of Dr. Crowe's salary for the year prior to such termination.
(2) Effective December 1, 1992, Mutual Assurance adopted the Mutual Assurance, Inc. Thrift Plan (formerly known as the "Mutual Assurance Open Market Stock Purchase Plan" and hereinafter referred to as the "Thrift Plan"). The Thrift Plan was assumed by the Company on August 31, 1995, in accordance with the Plan of Exchange. Each employee of the Company and its subsidiaries who has completed at least one year of service is eligible to participate in this plan at his or her election. The Company loans $.35 for each $.65 deposited by a participating employee under the Thrift Plan. The Company applies the employees' deposits and loan proceeds toward the purchase of its common stock in the open market for the account of such employees. The shares purchased and any dividends paid thereon are pledged as security for the loans to the participating employees who are entitled to vote the shares. Each loan is forgiven and the shares purchased with the deposits and loan proceeds together with all dividends paid on the shares are released from the pledge after four years if the employee continues to be employed by the Company. Accordingly, shares acquired with loan proceeds are treated as restricted stock awards and the amount reflected in the table represents the amount of the loans made by the Company to the persons named in the table during 1995, 1996 and 1997. At December 31, 1997, persons named in the above table have used loan proceeds in the approximate amount of $13,840 to purchase approximately 387 shares under the Thrift Plan that had an approximate value of $23,675 on February 28, 1998.
(3) The Mutual Assurance, Inc. Pension Plan (the "Pension Plan") was adopted effective December 31, 1979, and assumed by the Company on August 31, 1995, in accordance with the Plan of Exchange. Employees of the Company and its subsidiaries are eligible to participate in the Pension Plan following the later to occur of (i) the employee's completion of one year of service or
    (ii) the employee's 21st birthday. For each calendar year, the Company and the other participating employers make a pension contribution to the Pension Plan in an amount equal to ten percent (10%) of the aggregate compensation of each participant who completes 1,000 hours of service during the year and who is employed on the last day of the year. This contribution is allocated to participants' accounts pursuant to an "integrated" allocation formula. Under this formula, the amount allocated to each participant is dependent upon the amount of such participant's compensation and the amount of his compensation that exceeds the Social Security taxable wage base. Pension Plan participants may, at their option, make their own contributions to the Pension Plan on an aftertax basis. An employee's vested benefits are payable upon his retirement, death, disability, or other termination of employment. An employee is always fully vested in his account balance attributable to his own contributions to the Pension Plan. The employee's interest in the account attributable to his employer's contributions and earnings thereon becomes fully vested upon the earlier of his attainment of his normal retirement date (age 65), his death, his permanent and total disability, or his completion of five years of service. If an employee terminates employment for reasons other than retirement, death, or disability and prior to completing five years of service, he forfeits his entire account balance attributable to employer contributions.
(4) Bonuses were paid pursuant to the Executive Incentive Compensation Plan described below in the "Board Compensation Committee Report." The bonus compensation reflected in the table was paid in common stock as stock awards under the Company's Incentive Compensation Stock Plan and in cash in an amount sufficient to meet federal and state tax withholding requirements. The common stock awards were valued at $28.51, being the market price of a share of common stock on the date of grant after making allowance for the stock dividend declared on the same date to which the stock awards were not entitled. The named executives received the following as current incentive bonus compensation for 1997: Dr. Crowe -- 1,825 shares and $33,473; Mr. Butrus -- 1,633 shares and $29,950; Mr. Morello -- 726 shares and $13,311; Mr. Francis -- 774 shares and $14,192; and Mr. Ennis -- 774 shares and $14,192.

STOCK OPTION PLAN

     The Company currently has one stock option plan, the Medical Assurance, Inc. Incentive Compensation Stock Plan, which was assumed from Mutual Assurance and was formerly known as the MAIC Holdings, Inc. Incentive Compensative Stock Plan ("Incentive Stock Plan"). The Incentive Stock Plan provides for the grant of stock options to purchase Common Stock intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified options which are options which fail to meet one or more of the requirements of an incentive stock option under the Code, reload options, or any other stock options which are or may become permitted by law as well as restricted and other stock awards. The Incentive Stock Plan is currently administered by the Compensation Committee of the Board of Directors which is comprised solely of the independent directors of the Board of Directors. See "COMMITTEES OF THE BOARD OF DIRECTORS." The objectives of the Incentive Stock Plan are to secure and retain the services of key employees of the Company and its subsidiaries, to provide incentives to such key employees and to promote the success of the Company. Additionally, directors may participate in the Incentive Stock Plan, but only to the extent that they elect to receive Common Stock in lieu of their regular cash compensation for services as a director. See "DIRECTOR COMPENSATION." Unless terminated earlier, the Incentive Stock Plan will expire on February 23, 2005.

     The Incentive Stock Plan initially reserved a total of 750,000 shares of Common Stock for issuance as Awards, subject to adjustment in accordance with certain adjustments to the total outstanding shares of Common Stock. On September 24, 1997, the Company effected a two for one stock split of the outstanding Common Stock and the number of shares reserved for issuance under the Incentive Stock Plan were increased to reflect the stock-split. The number of shares reserved for issuance pursuant to the Incentive Stock Plan at March 15, 1998 was 1,487,380.

STOCK OPTIONS GRANTED

     The following table shows the grants of stock options to the Named Executive Officers pursuant to the Incentive Stock Plan. Stock Awards granted under the Incentive Stock Plan to such Named Executive Officers are disclosed in Footnote 4 to the "Summary Compensation Table." See also "BOARD COMPENSATION COMMITTEE REPORT."

                               INDIVIDUAL GRANTS

                                                   % OF TOTAL
                                                    OPTIONS                                      GRANT
                                        NUMBER     GRANTED TO                                     DATE
                                        OPTIONS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    PRESENT
NAME                                    GRANTED   FISCAL YEAR     PER SHARE(1)       DATE       VALUE(2)
----                                    -------   ------------   --------------   ----------   ----------
A. Derrill Crowe, M.D. ...............  98,175        47.6%          $28.51       12/02/2007   $1,311,735
Paul R. Butrus........................  98,367        47.7%           28.51       12/02/2007    1,314,193
Robert D. Francis.....................   2,832         1.4%           28.51       12/02/2007       36,250
James J. Morello......................   2,656         1.3%           28.51       12/02/2007       34,000
Martin D. Ennis.......................   2,832         1.4%           28.51       12/02/2007       36,250

---------------

(1) The options were granted on December 3, 1997, pursuant to the Incentive Stock Plan at an exercise price equal to $29.94, being the closing price of a share of Common Stock on the New York Stock Exchange on that date. On the same date, the Board of Directors declared a 5% stock dividend. Pursuant to the terms of the Incentive Stock Plan, the exercise price was adjusted to give effect to the stock dividend by dividing the share price on the date of grant by 105%. All such options will be fully exercisable on July 8, 1998.
(2) Based on the Black-Scholes Option Pricing Model adopted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes Model. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of .244, risk-free return to 5.92% and a dividend value of 0%, and eight years before exercise.

DIRECTOR COMPENSATION

     In 1997, each of the Company's non-employee directors earned $1,000 per month and $500 for each day that the director attended a board meeting. Non-employee directors were also reimbursed for travel time at the rate of $100 per hour and for ordinary and necessary expenses incurred in connection with attendance of such meetings ("Director Compensation"). Pursuant to the Company's Directors' Deferred Compensation Plan ("Director Plan"), directors may elect to defer their Director Compensation until such time as they no longer serve on the Board of Directors. In addition to such deferral, the Director Plan provides that directors may elect to receive all or part of their Director Compensation in the form of stock awards granted under the Incentive Stock Plan. See "STOCK OPTION PLAN." If a director elects to defer his Director Compensation, the Director Plan requires that he elect to receive no less than 25% of his Director Compensation in stock awards.

BOARD COMPENSATION COMMITTEE REPORT

     The executive compensation policy of the Compensation Committee is to offer competitive salaries in comparison to market practices. The Compensation Committee establishes executive officers' compensation based upon the guidelines described below. Base salaries have been the predominant element in executive compensation at the Company.

     Historically, the Compensation Committee has considered surveys of executive compensation of insurance companies to determine appropriate levels of executive compensation. In December, 1996, the Board of Directors approved an Executive Incentive Compensation Plan ("Executive Plan") effective January 1, 1997 which (i) provides for base salaries at competitive levels and (ii) provides for annual incentive compensation as a percentage of the employee's salary. Independent compensation consultants had previously advised management that the total compensation levels for key personnel of the Company have been below market levels, principally due to the absence of an annual incentive plan. They also noted that the Company did not have any long term incentive compensation plans such as stock options.

     The Executive Plan provides that the Compensation Committee may award annual incentive compensation of up to 60% of an employee's salary if the Compensation Committee determines that the Company's performance has met its threshold performance criteria. One-half of the annual incentive compensation is based on objective criteria relating to individual performance and the balance is based on subjective criteria relating to individual/team performance. If an employee is to be paid any annual incentive compensation, it is equally divided between (i) short term incentive compensation payable in the form of stock awards and cash and (ii) long term incentive compensation payable in the form of stock options granted at the current market price and exercisable over a period up to 10 years from the date of grant. The number of stock options to be granted are based on their present value as determined by a nationally recognized valuation formula, i.e., Black-Scholes. See Footnote 2 to the table under "STOCK OPTIONS GRANTED." The stock awards and stock options paid as incentive compensation to key employees are issued under the Incentive Stock Plan. See "STOCK OPTION PLAN."

     On December 3, 1997, the Compensation Committee considered the incentive compensation of Dr. Crowe and Mr. Butrus for 1997. The Compensation Committee considered objective performance criteria for the Company, including earnings per share for 1997 and a comparison of the performance of the Company's Common Stock with the Dow Jones Property and Casualty Insurance Index over five (5) years preceding the date of determination. The Committee determined that the Company met the threshold performance criteria for 1997 under the Executive Plan and further determined that Dr. Crowe and Mr. Butrus as the principal executive officers of the Company performed their duties to the satisfaction of the Committee's subjective criteria. Based on such finding the Compensation Committee granted to Messrs. Crowe and Butrus annual incentive compensation having a value equal to 60% of their respective salaries.

     In addition, the Compensation Committee granted to each of Messrs. Crowe and Butrus additional stock options as compensation for their services as the principal executive officers of the Company and its predecessor, Mutual Assurance, Inc., for the twenty years that the Company has been in business. The

Committee recognized that during such period the Company has grown from a newly-formed, single state captive insurance company meeting minimum capital requirements to a nationally recognized insurance holding company having over $1 Billion in total consolidated assets and consolidated surplus in excess of $275 Million. The Compensation Committee granted Dr. Crowe options to acquire 91,495 shares of Common Stock and granted Mr. Butrus options to acquire 92,390 shares of Common Stock in consideration for such past services. Such options are exercisable over a period of 10 years at an exercise price of $28.51 (being the price on date of grant after adjustments to reflect the 5% stock dividend declared on December 3, 1997). Dr. Crowe and Mr. Butrus have not received incentive compensation for any prior years. See "STOCK OPTIONS GRANTED."

     The Compensation Committee believes that the Executive Plan and the Incentive Stock Plan promotes the corporate goal of encouraging key employees to own equity in their employer.

     Paul D. Everest, M.D.

     Robert E. Flowers, M.D.

     Leon C. Hamrick, M.D.

STOCK PERFORMANCE GRAPH

     The following graphs are included to assess the performance of management by comparing the market value of Common Stock with other public companies and with public companies in the insurance industry. The graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to stockholders during the five years ended on December 31, 1997, as well as an overall stock market index (Dow Jones Equity Market Index) and a peer group index (Dow Jones Property and Casualty Insurance Index) for the five years ended on December 31, 1997.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
           MEDICAL ASSURANCE, INC., THE DOW JONES EQUITY MARKET INDEX
             AND THE DOW JONES INSURANCE-PROPERTY & CASUALTY INDEX

                                   12/31/92  12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                   --------  --------   --------   --------   --------   --------
Medical Assurance, Inc. (MAI)       100.00     98.76     123.96     162.10     171.19     301.32
DJ Equity Market                    100.00    109.95     110.79     153.31     189.28     251.71
DJ Insurance-Property Casualty      100.00    100.83     106.03     149.79     180.10     263.53

---------------

* $100 invested on 12/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors of the Company met with Ernst and Young LLP twice in 1997. The Company's Board has reviewed and approved the report of the Audit Committee. The Company's Board expects to select Ernst & Young LLP as the Company's independent public accountants for the year 1998. Representatives from Ernst & Young, LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the year ended December 31, 1997, is being mailed to you with this Notice of Annual Meeting and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO MR. ROBERT
D. FRANCIS, SECRETARY, MEDICAL ASSURANCE, INC., POST OFFICE BOX 590009, BIRMINGHAM, ALABAMA 35259-0009. SUCH REQUESTS MUST CONTAIN A GOOD FAITH REPRESENTATION BY THE PERSON MAKING THE REQUEST THAT, AS OF MARCH 13, 1998, SUCH PERSON WAS A BENEFICIAL OWNER OF MEDICAL ASSURANCE'S COMMON STOCK.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Company has no present knowledge of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in the manner they deem best.

                           PROPOSALS OF STOCKHOLDERS

STOCKHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT

     Any stockholder of the Company desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Stockholders of the Company must present such proposal to the Company at its principal office in Birmingham, Alabama not later than December 1, 1998, in order for the proposal to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT MEETINGS

     The Company's Bylaws require any stockholder who desires to propose any business at a meeting of stockholders (other than the election of directors) to give the Company written notice within ten days following the date on which notice of the meeting date is first given to the stockholders. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting; (b) the name and address of the stockholder who intends to propose such matter or matters; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such matter or matters; and (d) any material interest of the stockholder in such matter or matters.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Company's Bylaws also require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give the Company written notice of such stockholder's intent not later than (i) in the case of an annual meeting ninety (90) days prior to the anniversary of the annual meeting for the last year, or (ii) in the case of a special meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders. The stockholder's notice must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected.

     The Chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedures.

     A copy of the Company's Bylaws may be obtained upon written request at its principal place of business.

                                                                        APPENDIX


                                REVOCABLE PROXY

                            MEDICAL ASSURANCE, INC.
                              100 BROOKWOOD PLACE
                           BIRMINGHAM, ALABAMA 35209

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDICAL ASSURANCE, INC. ("MEDICAL ASSURANCE") FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5 (FIFTH), 1998, AND AT ANY POSTPONEMENT OR ADJOURNMENTS THEREOF (THE "ANNUAL MEETING").

    The undersigned, being a shareholder of Medical Assurance, hereby appoints Robert D. Francis, James J. Morello, and Frank B. O'Neil, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or any of them, to represent the undersigned at the Annual Meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof.

1. To elect three (3) directors of Medical Assurance to serve for a three (3) year term, or in each case until his successor is duly elected and qualified.

2. To transact such other business as may properly come before this special meeting or any adjournment thereof.

    Please mark, date and sign this Proxy on the reverse side and return promptly using the enclosed envelope.

    The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to Medical Assurance prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

            THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

             (Continued and to be dated and signed on reverse side)

                             (Continued from front)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES.
                        Please mark your votes as this:

    [ ]  FOR all nominees listed herein                          [ ]  WITHHOLD AUTHORITY to vote for all nominees
         (except as marked to the contrary)                           listed herein

Item 1. ELECTION OF THREE (3) DIRECTORS, each to serve until the year 2001 or until his successor is duly elected and qualified.

    A. Derrill Crowe, M.D.   Norton E. Cowart, M.D.   Robert E. Flowers, M.D.

  NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                 THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

                                                  Date:                     199
                                                       -------------------,    -

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s):

                                                  ------------------------------
                                                  Signature if held jointly

NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.